                                                                     EXHIBIT 8.1



                         [LATHAM & WATKINS LETTERHEAD]



                                January   , 1995



Food 4 Less Supermarkets, Inc.


777 South Harbor Boulevard


La Habra, CA 90631



        Re: Food 4 Less Supermarkets, Inc.


            Registration Statement on Form S-4 (File Number 33-56445)



Ladies/Gentlemen:



     You have requested our opinion concerning the material federal income tax consequences of (i) the offers to exchange (a) 9% Senior Subordinated Notes due April 1, 2003 of Ralphs Grocery Company ("RGC") (the "Old RGC 9% Notes") for new
     % Senior Subordinated Notes due 2005 of Food 4 Less Supermarkets, Inc. (the "Company") and cash, and (b) 10 1/4% Senior Subordinated Notes due July 15, 2002 of RGC (the "Old RGC 10 1/4% Notes," and, together with the Old RGC 9% Notes,
the "Old RGC Notes") for new      % Senior Subordinated Notes due 2005 of the
Company and cash, and (ii) the solicitation of consents to proposed amendments to the indentures under which the Old RGC Notes were issued, in connection with the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on November 14, 1994 (File No. 33-56445), as amended by Amendment No. 1 filed with the Commission on January 6, 1995 (collectively, the "Registration Statement").



     The facts, as we understand them, and upon which with your permission we rely in rendering the opinion expressed herein, are set forth in the Registration Statement. Based on such facts, it is our opinion that the material federal income tax consequences are accurately set forth under the heading "Certain Federal Income Tax Considerations" in the Registration Statement. No opinion is expressed as to any matter not discussed therein.



     This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Registration Statement may affect the conclusion stated herein.



     This opinion is rendered to you solely for use in connection with the Registration Statement. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference of our firm under the heading "Certain Federal Income Tax Considerations."



                                          Very truly yours,